Exhibit 99.1
Angi Appoints Jeff Pedersen as Chief Financial Officer

Seasoned Financial Executive Brings Over 25 Years of Tech and Marketplace Finance Experience to Leadership Team

DENVER, June 24, 2021 (GLOBE NEWSWIRE) -- Today, Angi Inc. (NASDAQ: ANGI), a leading and comprehensive solution for all home needs, announced the appointment of Jeff Pedersen to Chief Financial Officer, effective July 19, 2021. Mr. Pedersen brings decades of finance leadership from the likes of Amazon, Dell and IBM, as well as deep expertise in the home services category from his time as CFO of Handy, where he played a key role in scaling the business in its formative years. As CFO, Mr. Pedersen will oversee the Company’s finance and accounting operations to further Angi’s mission to help people love where they live.

“We are at a time of transformation at Angi, growing and evolving our solutions and brand and delivering a fundamentally new way for people to engage with home services. We are excited to bring on a CFO with deep tech and marketplace experience to accelerate the business,” said Oisin Hanrahan, CEO of Angi. “Jeff brings key tech finance expertise to Angi from his time at Amazon, Dell and IBM and intimately understands the opportunities and challenges of scaling a home services business, from his time at Handy. He brings a great balance of financial strategy combined with operational leadership that will position Angi for continued growth.”

Over the last two decades, Angi has successfully built America’s pre-eminent home services marketplace, creating a network of vetted service professionals, and offering consumers several ways to match with the right service professional for every job. Angi is now disrupting home services with Angi Services, the pre-priced booking product which enables consumers to instantly purchase a home service directly on Angi.

Mr. Pedersen brings more than 25 years of technology finance experience to Angi. He most recently served as Operating Partner at Stripes, where he played a key role in new investments and provided financial support and guidance to its portfolio companies, serving as interim CFO for companies like Stella & Chewy’s and Udemy. Prior to Stripes, Mr. Pedersen was CFO of Handy, Head of Hardlines Finance at Amazon and was in charge of financial strategy for several lines of business at Dell. Mr. Pedersen began his career at IBM. Mr. Pedersen holds a Master of Science in Management with Finance concentration from Purdue University and a Bachelor of Business from the Iowa State University.

“Angi is transforming how people care for their homes and I am excited to be a part of the transformation,” said Mr. Pedersen. “I am looking forward to bringing my marketplace financial strategy experience to Angi to accelerate its market leadership. I look forward to working with Oisin again and the entire Angi team to drive further growth, financial discipline and innovation.”

Exhibit 99.1
About Angi Inc

Angi Inc. (NASDAQ: ANGI) is your home for everything home—a comprehensive solution for all your home needs. From repairs and renovations to products and financing, Angi is transforming every touch point in the customer journey. With over 25 years of experience and a network of nearly 250,000 pros, we have helped more than 150 million people with their home needs. Angi is your partner for every part of your home care journey.

IAC/Angi Investor Relations
Mark Schneider
(212) 314-7400

Angi Corporate Communications
Mallory Micetich
(303) 963-8352